Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of QuickLogic Corporation and Subsidiaries (collectively, the “Company”) of our report dated March 25, 2025, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K for the year ended December 29, 2024.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
May 15, 2025